Exhibit 99.1

February 20, 2012	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Announces Higher Fourth-quarter 2011 and
Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

Net Income Rises More than 38 Percent in the Quarter;
Led by Higher ONEOK Partners Operating Results

TULSA, Okla. – Feb. 20, 2012 – ONEOK, Inc. (NYSE: OKE) today announced fourth-quarter 2011 earnings of $1.09 per diluted share, compared with 76 cents per diluted share for the same period last year.  Fourth-quarter net income attributable to ONEOK was $115.0 million, a 38-percent increase compared with $83.1 million for the same period in 2010.

Full-year 2011 net income attributable to ONEOK was $360.6 million, or $3.36 per diluted share, an 8-percent increase compared with $334.6 million, or $3.10 per diluted share, for 2010.

ONEOK also increased its 2012 net income guidance to the range of $360 million to $410 million, compared with the previous guidance range of $355 million to $400 million that it released on Sept. 26, 2011.  The updated guidance reflects higher expected earnings in the ONEOK Partners segment offset partially by lower expected earnings in the energy services segment.

Updated 2012 earnings guidance for ONEOK includes a projected dividend increase of 5 cents per share in July 2012, subject to ONEOK board approval, compared with a previous expectation of a 4-cent-per-share increase.

“We had exceptionally strong performance in 2011, led by our ONEOK Partners segment, which increased its volumes and benefited from our integrated midstream natural gas and natural gas liquids assets,” said John W. Gibson, ONEOK chairman and chief executive officer.

“We also posted strong fourth-quarter financial results as we continued to build on our solid third quarter.  Our ONEOK Partners segment turned in another exceptional quarter, as continued strong natural gas liquids price differentials and higher natural gas liquids and natural gas volume growth resulted in increased fourth-quarter results.

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

“Our natural gas distribution segment delivered solid results for the fourth quarter, while our energy services segment continues to face a challenging market,” Gibson said.

ONEOK’s fourth-quarter 2011 operating income was $365.0 million, a 51-percent increase compared with $242.3 million for the fourth quarter 2010.

Fourth-quarter 2011 results benefited from higher natural gas liquids (NGL) optimization, marketing, isomerization and exchange margins resulting from favorable NGL price differentials and increased NGL fractionation and transportation capacity available for optimization activities; higher net realized NGL and condensate prices, higher NGL volumes gathered and fractionated and higher natural gas volumes processed in the ONEOK Partners segment, offset partially by increased employee-related incentive and benefit costs in all segments, primarily higher share-based compensation costs.

Fourth-quarter 2011 results for the natural gas distribution segment were lower due to higher employee-related costs, primarily higher share-based compensation costs, compared with the same period last year.

The energy services segment had lower fourth-quarter results due primarily to lower storage and marketing margins, net of hedging activities, resulting from lower realized seasonal natural gas storage price differentials; and lower transportation margins, net of hedging activities, resulting from narrower realized natural gas price location differentials.

Full-year 2011 operating income was $1.16 billion, compared with $942.7 million for the full year last year.

The full-year 2011 increase was driven primarily by higher NGL optimization, marketing, isomerization and exchange margins resulting from favorable NGL price differentials and increased NGL fractionation and transportation capacity available for optimization activities; higher NGL volumes gathered and fractionated; higher net realized NGL and condensate prices; and higher natural gas volumes processed; offset partially by the deconsolidation of Overland Pass Pipeline in September 2010 in the natural gas liquids business in the ONEOK Partners segment.

These increases were offset by lower earnings in the energy services segment due primarily to lower transportation margins, net of hedging activities, resulting from narrower realized natural gas price location differentials; lower storage and marketing margins, net of hedging activities; and lower premium-services margins.

Full-year 2011 natural gas distribution segment results were lower as a result of higher operating costs, primarily higher share-based compensation costs.

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

Operating costs for the fourth quarter 2011 were $255.8 million, compared with $226.6 million in the same period last year.  Operating costs for the full-year 2011 period were $908.3 million, compared with $830.9 million for the full year last year.  The increases for the three-month and full-year 2011 periods were due primarily to higher employee-related costs associated with incentive and benefit plans, which includes share-based compensation costs; and higher expenses for materials and outside services in the ONEOK Partners segment.

Share-based compensation costs relate primarily to the company’s employee stock award program that awards eligible employees with a share of company stock whenever the stock closes at a new one-dollar high.  For the full year 2011, the company awarded 31 shares of company stock to each employee at a cost of $16.0 million, which included taxes paid on behalf of employees.

In February 2012, ONEOK sold its retail natural gas marketing business, which was accounted for in the natural gas distribution segment, to Constellation Energy Group, Inc. for $22.5 million plus working capital.  Prior-period results have been recast to account for this business as income from discontinued operations.

> View earnings tables

2011 SUMMARY AND ADDITIONAL UPDATES:

•	Full-year 2011 operating income of $1.16 billion, compared with $942.7 million in 2010;
•	ONEOK Partners segment operating income of $939.5 million, compared with $586.3 million in 2010;
•	Natural gas distribution segment operating income of $197.6 million, compared with $225.1 million in 2010;
•	Energy services segment operating income of $23.8 million, compared with $130.7 million in 2010;
•
Distributions declared on the company's general partner interest in ONEOK Partners of $143.7 million for 2011, compared with $120.3 million for 2010; distributions declared on the company's limited partner interest in ONEOK Partners of $200.5 million for 2011, compared with $190.8 million for 2010;

•
ONEOK Partners completing a two-for-one split of the partnership’s common units and Class B units on July 12, 2011. As a result, ONEOK owns 11,800,000 common units, 72,988,252 Class B units and a 2-percent general partner interest, which together represent 42.8 percent;

•	Completing in August a $300-million accelerated share repurchase agreement and receiving 4.3 million shares;
•
ONEOK, on a stand-alone basis, ending the year with $842.0 million of commercial paper outstanding, $2.0 million in letters of credit, $30.9 million of cash and cash equivalents, $347.7 million of natural gas in storage and $356.0 million available under its $1.2-billion credit facility;

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

•
ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $713.4 million for the full-year 2011 period, which exceeded capital expenditures and dividends of $499.7 million by $213.7 million;

•	ONEOK in January 2012 completing a $700 million public offering of 4.25-percent senior notes due 2022;
•
ONEOK in February 2012 announcing that its board of directors has authorized a two-for-one split of ONEOK common stock, subject to shareholder approval of a proposal to increase the number of authorized shares of ONEOK common stock to 600 million from 300 million.  The proposal will be voted on at the company’s 2012 annual meeting of shareholders on May 23, 2012;

•	ONEOK in February 2012 completing the sale of ONEOK Energy Marketing Company to Constellation Energy Group, Inc. for $22.5 million plus working capital; and
•	Declaring a quarterly dividend of 61 cents per share payable on Feb. 14, 2012, to shareholders of record at the close of business Jan. 31, 2012, a 9-percent increase from the previous quarter.

BUSINESS-UNIT RESULTS:

ONEOK Partners

ONEOK Partners’ fourth-quarter 2011 operating income was $317.5 million, compared with $159.7 million in the same period last year.

The increase in fourth-quarter 2011 operating income, compared with the same period in 2010, reflects:

•
A $156.3 million increase in the natural gas liquids business due to favorable NGL price differentials and increased NGL fractionation and transportation capacity available for optimization activities between the Mid-Continent and Gulf-Coast markets and higher marketing margins;

•	A $13.6 million increase from higher isomerization margins in the natural gas liquids business;
•	A $10.1 million increase due to higher natural gas volumes processed in the natural gas gathering and processing business;
•	A $6.0 million increase from higher net realized NGL and condensate prices in the natural gas gathering and processing business;
•	A $3.2 million increase due to higher NGL storage margins as a result of favorable contract renegotiations in the natural gas liquids business; and
•	A $2.9 million increase from higher NGL volumes gathered and fractionated, and favorable contract renegotiations associated with exchange services activities in the natural gas liquids business.

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

For the full-year 2011 period, the ONEOK Partners segment posted operating income of $939.5 million, compared with $586.3 million in 2010.

Full-year 2011 results reflect:

•
A $363.6 million increase in the natural gas liquids business due to favorable NGL price differentials and increased NGL fractionation and transportation capacity available for optimization activities between the Mid-Continent and Gulf-Coast markets and higher marketing margins;

•
A $44.9 million increase in the natural gas liquids business from higher NGL volumes gathered and fractionated, and favorable contract renegotiations associated with storage and exchange services activities;

•	A $32.6 million increase in the natural gas gathering and processing business from higher net realized NGL and condensate prices;
•	A $26.4 million increase from higher isomerization margins in the natural gas liquids business;
•	A $19.4 million increase in natural gas volumes processed in the natural gas gathering and processing business;
•	An $8.8 million increase due to favorable changes in contract terms in the natural gas gathering and processing business;
•
A $42.8 million decrease resulting from the deconsolidation of Overland Pass Pipeline in September 2010 and a $16.3 million gain on the sale of a 49-percent ownership interest in Overland Pass Pipeline Company recorded in the third quarter 2010 in the natural gas liquids business;

•	A $12.5 million decrease from lower natural gas transportation margins in the natural gas pipelines business; and
•	An $8.2 million decrease from lower natural gas volumes gathered in the natural gas gathering and processing business.

Fourth-quarter 2011 operating costs were $130.7 million, compared with $111.4 million in the fourth quarter 2010.  Full-year 2011 operating costs were $459.4 million, compared with $403.5 million in 2010.

The operating cost increases for both the three-month and full-year 2011 periods were due primarily to higher labor and employee-related costs associated with incentive and benefit plans, which includes share-based compensation costs; higher expenses for materials and outside services associated with scheduled maintenance at the partnership’s NGL fractionation, pipeline and storage facilities; and higher property taxes.  These increases were offset partially by the deconsolidation of Overland Pass Pipeline in September 2010, which is now accounted for under the equity method of accounting in ONEOK Partners’ natural gas liquids business.

    Equity earnings from investments were $33.6 million in the fourth quarter 2011, compared with $30.7 million in the same period in 2010.  Full-year 2011 equity earnings from

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

investments were $127.2 million, compared with $101.9 million in 2010.  The increase for the full-year 2011 period was due primarily to the partnership’s 50-percent interest in Overland Pass Pipeline included in equity earnings from investments that became effective September 2010 and increased contracted capacity on Northern Border Pipeline, in which the partnership owns a 50-percent interest.

Key Statistics: More detailed information is listed on page 18 of the tables.

•
Natural gas gathered totaled 1,057 billion British thermal units per day (BBtu/d) in the fourth quarter 2011, up 1 percent compared with the same period last year due to increased drilling activity in the Williston Basin, offset partially by continued production declines in the Powder River Basin in Wyoming and certain parts of Kansas; and up 1 percent compared with the third quarter 2011;

•
Natural gas processed totaled 758 BBtu/d in the fourth quarter 2011, up 13 percent compared with the same period last year due to increased drilling activity in the Williston Basin and western Oklahoma, offset partially by natural production declines in Kansas; and up 5 percent compared with the third quarter 2011;

•
The realized composite NGL net sales price was $1.06 per gallon in the fourth quarter 2011, up 5 percent compared with the same period last year; and down 3 percent compared with the third quarter 2011;

•
The realized condensate net sales price was $85.39 per barrel in the fourth quarter 2011, up 33 percent compared with the same period last year; and down 3 percent compared with the third quarter 2011;

•
The realized residue gas net sales price was $5.08 per million British thermal units (MMBtu) in the fourth quarter 2011, down 15 percent compared with the same period last year; and down 3 percent compared with the third quarter 2011;

•	The realized gross processing spread was $7.79 per MMBtu in the fourth quarter 2011, up 1 percent compared with the same period last year; and down 5 percent compared with the third quarter 2011;
•
Natural gas transportation capacity contracted totaled 5,433 thousand dekatherms per day in the fourth quarter 2011, down 3 percent compared with the same period last year due primarily to lower contracted capacity on Midwestern Gas Transmission resulting from narrower natural gas price location differentials; and up 6 percent compared with the third quarter 2011;

•
Natural gas transportation capacity subscribed was 84 percent in the fourth quarter 2011 compared with 87 percent subscribed for the same period last year; and up from 79 percent in the third quarter 2011;

•
The average natural gas price in the Mid-Continent region was $3.20 per MMBtu in the fourth quarter 2011, down 12 percent compared with the same period last year; and down 20 percent compared with the third quarter 2011;

•	NGLs fractionated totaled 583 thousand barrels per day (MBbl/d) in the fourth quarter 2011, up 10 percent compared with the same period last year due primarily to increased

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

throughput through existing supply connections in Texas and the Mid-Continent and Rocky Mountain regions, and new supply connections in the Mid-Continent and Rocky Mountain regions; and up 10 percent compared with the third quarter 2011;

•
NGLs transported on gathering lines totaled 473 MBbl/d in the fourth quarter 2011, up 17 percent compared with the same period last year, due primarily to increased production through existing supply connections in Texas and the Mid-Continent and Rocky Mountain regions, and new supply connections in the Mid-Continent and Rocky Mountain regions; and up 7 percent compared with the third quarter 2011;

•
NGLs transported on distribution lines totaled 512 MBbl/d in the fourth quarter 2011, up 10 percent compared with the same period last year; and up 12 percent compared with the third quarter 2011 due primarily to increased volumes transported to Midwest markets on the North System pipeline and the completion of the Sterling I pipeline expansion project in the fourth quarter of 2011; and

•
The Conway-to-Mont Belvieu average price differential for ethane, based on Oil Price Information Service (OPIS) pricing, was 49 cents per gallon in the fourth quarter 2011, compared with 8 cents per gallon in the same period last year; and 27 cents per gallon in the third quarter 2011.

Natural Gas Distribution

Prior reporting periods for the natural gas distribution segment exclude retail marketing operations that were sold in February 2012, and those operations are now accounted for as income from discontinued operations.

The natural gas distribution segment reported operating income of $54.5 million in the fourth quarter 2011, compared with $62.0 million in the fourth quarter 2010.

Fourth-quarter 2011 operating costs were $117.5 million, compared with $108.4 million in the fourth quarter 2010.  The fourth-quarter 2011 increases were due primarily to higher employee-related costs associated with incentive and benefit plans, which includes share-based compensation costs.

For the full year 2011, operating income was $197.6 million, compared with $225.1 million in the same period in 2010.

Full-year 2011 operating costs were $422.0 million, compared with $398.8 million in 2010. Higher operating costs included $14.7 million in higher share-based compensation costs, $8.1 million in higher employee-related incentive and benefit costs, and $3.2 million in increased pension costs.

Key Statistics: More detailed information is listed on page 18 of the tables.

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

•	Residential natural gas sales totaled 39.9 billion cubic feet (Bcf) in the fourth quarter 2011, up 2 percent compared with the same period last year;
•
Total natural gas volumes sold were 52.0 Bcf in the fourth quarter 2011, down 3 percent compared with the same period last year due to lower wholesale volumes available for sale, which had minimal impact on margins; and

•	Total natural gas volumes delivered were 102.5 Bcf in the fourth quarter 2011, down 3 percent compared with the same period last year.

Energy Services

The energy services segment reported a fourth-quarter 2011 operating loss of $5.5 million, compared with operating income of $19.8 million in the same period in 2010.

Fourth-quarter results reflect a $16.0 million decrease in storage and marketing margins due primarily to lower realized seasonal natural gas storage price differentials, net of hedging; and a $9.8 million decrease in natural gas transportation margins, net of hedging, due primarily to narrower realized natural gas price location differentials and lower hedge settlements in 2011.

Operating income for the full-year 2011 period was $23.8 million, compared with $130.7 million in the same period in 2010.

Full-year 2011 results, compared with 2010, reflect:

•	A $65.3 million decrease in natural gas transportation margins, net of hedging, due primarily to narrower realized natural gas price location differentials and lower hedge settlements in 2011;
•	A $34.3 million decrease in storage and marketing margins due primarily to lower realized seasonal natural gas storage price differentials, net of hedging;
•	A $7.3 million decrease in premium-services margins associated with lower demand fees; and
•	A $4.3 million decrease in financial trading margins.

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2011	2010	2011	2010
	(Millions of dollars)
Marketing, storage and transportation revenues, gross	$40.7	$70.3	$208.0	$342.9
Storage and transportation costs	40.4	43.5	161.2	189.4
Marketing, storage and transportation, net	0.3	26.8	46.8	153.5
Financial trading, net	0.3	0.6	1.9	6.2
Net margin	$0.6	$27.4	$48.7	$159.7

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

Key Statistics: More detailed information is listed on page 18 of the tables.

•	Total natural gas in storage at Dec. 31, 2011, was 70.5 Bcf, compared with 63.0 Bcf a year earlier;
•	Total natural gas storage capacity under lease at Dec. 31, 2011, was 75.6 Bcf, compared with 73.6 Bcf a year earlier; and
•
Total natural gas transportation capacity under lease at Dec. 31, 2011, was 1.2 billion cubic feet per day (Bcf/d), of which 1.1 Bcf/d was contracted under long-term natural gas transportation contracts, compared with 1.4 Bcf/d of total capacity and 1.1 Bcf/d of long-term capacity a year earlier.

2012 EARNINGS GUIDANCE INCREASED

ONEOK’s 2012 net income is expected to be in the range of $360 million to $410 million, compared with its previously announced range of $355 million to $400 million that was provided on Sept. 26, 2011.  The increased guidance reflects higher expected earnings in the ONEOK Partners segment and lower anticipated earnings in the energy services segment.  Additional information is available in the guidance tables on the ONEOK website.

The midpoint for ONEOK’s 2012 operating income guidance increased to $1.13 billion, compared with its previous guidance midpoint of $1.1 billion.  The midpoint for ONEOK’s 2012 net income guidance is $385 million, compared with its previous guidance of $378 million.

The midpoint of the ONEOK Partners segment’s 2012 operating income guidance increased to $910 million, compared with its previous guidance of $833 million.  The updated 2012 guidance reflects higher expected earnings in the natural gas liquids business, offset partially by lower expected earnings in the natural gas gathering and processing business.

The average unhedged prices assumed for 2012 at ONEOK Partners are $97.75 per barrel for New York Mercantile Exchange (NYMEX) crude oil, $3.30 per MMBtu for NYMEX natural gas and $1.20 per gallon for composite natural gas liquids.  Previous guidance released on Sept. 26, 2011, assumed $99.30 per barrel for NYMEX crude oil, $4.71 per MMBtu for NYMEX natural gas and $1.42 per gallon for composite natural gas liquids.

For 2012, ONEOK Partners estimates that in its natural gas gathering and processing business, a 1-cent-per-gallon change in the composite price of NGLs would change annual net margin by approximately $1.7 million. A $1.00-per barrel-change in the price of crude oil would change annual net margin by approximately $1.3 million. Also, a 10-cent-per MMBtu change in the price of natural gas would change annual net margin by approximately $2.2 million. All of these sensitivities exclude the effects of hedging and assume normal operating conditions.

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

Additionally, ONEOK Partners estimates that in the natural gas liquids business, the Conway-to-Mont Belvieu OPIS average ethane price differential is expected to be 32 cents in 2012, compared with 12 cents provided in its previous guidance on Sept. 26, 2011.

The midpoint of the natural gas distribution segment’s 2012 operating income is $223 million, compared with its previous guidance of $226 million. The reduction primarily reflects the sale of the retail marketing business.

The midpoint of the energy services segment’s 2012 operating income was reduced to $0 million, compared with its previous guidance of $40 million. The reduction reflects expected narrower realized natural gas price location differentials and lower realized seasonal natural gas storage price differentials.

2012 capital expenditures are expected to be approximately $2.3 billion, comprised of approximately $2.0 billion at ONEOK Partners and $302 million at ONEOK on a stand-alone basis.

On a stand-alone basis, the midpoint of ONEOK’s 2012 guidance for cash flow before changes in working capital has been updated to $740 million, compared with its previous guidance of $746 million.  Cash flow before changes in working capital is expected to exceed capital expenditures and dividends by $155 million to $195 million.  Additional information is available in the guidance tables on the ONEOK website.

2012 earnings guidance for ONEOK includes a projected dividend increase of 5 cents per share in July 2012, subject to ONEOK board approval, compared with a previous expectation of 4 cents per share semiannually.

ONEOK’s 2012 earnings guidance also includes a projected 2.5-cent-per-quarter increase in unitholder distributions from ONEOK Partners, subject to ONEOK Partners board approval, compared with a previous expectation of a 2-cent-per-quarter increase.

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK and ONEOK Partners management will conduct a joint conference call on Tuesday, Feb. 21, 2012, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time).  The call will also be carried live on ONEOK’s and ONEOK Partners’ websites.

To participate in the telephone conference call, dial 888-857-6931, pass code 7074825, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website,

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

www.oneokpartners.com, for 30 days.  A recording will be available by phone for seven days.  The playback call may be accessed at 888-203-1112 pass code 7074825.

LINK TO EARNINGS TABLES:

http://www.oneok.com/Investor/FinancialInformation/~/media/ONEOK/EarningsTables/OKE_Q4_2011_Earnings_kP3w99z.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURE

ONEOK has disclosed in this news release stand-alone cash flow, before changes in working capital, which is a non-GAAP financial measure.  Stand-alone cash flow, before changes in working capital, is used as a measure of the company’s financial performance.  Stand-alone cash flow, before changes in working capital, is defined as net income less the portion attributable to non-controlling interests, adjusted for equity in earnings and distributions received from ONEOK Partners, and ONEOK’s stand-alone depreciation and amortization, deferred income taxes, net of the change in taxes receivable, and certain other items.

The non-GAAP financial measure described above is useful to investors because the measurement is used as a measurement of financial performance of the company’s fundamental business activities.  ONEOK stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

This non-GAAP financial measure excludes some, but not all, items that affect net income.  Additionally, this calculation may not be comparable with similarly titled measures of other companies.  A reconciliation of stand-alone cash flow, before changes in working capital, to net income is included in the financial tables.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations,

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, including energy sales and demand for our services and energy prices;
•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the status of deregulation of retail natural gas distribution;
•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired or constructed by us;
•	our ability to make cost-saving changes in operations;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in energy commodity prices;
•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension and postretirement expense and funding resulting from changes in stock and bond market returns;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;
•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board (NTSB), the Pipeline and Hazardous Materials Safety Administration (PHMSA), the Environmental Protection Agency (EPA) and the Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the effects of:
- future demand for and prices of natural gas and NGLs;
- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas; and
- availability of additional storage capacity;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;
•	adverse labor relations;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•	economic climate and growth in the geographic areas in which we do business;
•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;
•	the impact of recently issued and future accounting updates and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the possible loss of natural gas distribution franchises or other adverse effects caused by the actions of municipalities;
•	the impact of uncontracted capacity in our assets being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•	the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Item 1A, Risk Factors, in the Annual Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
###

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2011	2010	2011	2010
	(Thousands of dollars, except per share amounts)

Revenues	$4,071,037	$3,280,050	$14,805,794	$12,678,791
Cost of sales and fuel	3,372,012	2,738,041	12,425,435	10,616,621
Net margin	699,025	542,009	2,380,359	2,062,170
Operating expenses
Operations and maintenance	238,008	204,011	813,666	740,881
Depreciation and amortization	78,057	76,682	312,160	307,224
General taxes	17,765	22,578	94,657	90,032
Total operating expenses	333,830	303,271	1,220,483	1,138,137
Gain (loss) on sale of assets	(172)	3,552	(963)	18,619
Operating income	365,023	242,290	1,158,913	942,652
Equity earnings from investments	33,581	30,698	127,246	101,880
Allowance for equity funds used during construction	712	270	2,335	1,018
Other income	5,455	6,656	1,410	11,527
Other expense	(915)	(5,827)	(9,336)	(11,067)
Interest expense	(68,320)	(69,447)	(297,006)	(292,232)
Income before income taxes	335,536	204,640	983,562	753,778
Income taxes	(71,795)	(55,965)	(226,048)	(213,720)
Income from continuing operations	263,741	148,675	757,514	540,058
Income (loss) from discontinued operations, net of tax	1,010	(740)	2,230	1,272
Net income	264,751	147,935	759,744	541,330
Less: Net income attributable to noncontrolling interests	149,750	64,861	399,150	206,698
Net income attributable to ONEOK	$115,001	$83,074	$360,594	$334,632

Amounts attributable to ONEOK:
Income from continuing operations	$113,991	$83,814	$358,364	$333,360
Income (loss) from discontinued operations	1,010	(740)	2,230	1,272
Net Income	$115,001	$83,074	$360,594	$334,632

Basic earnings per share:
Income from continuing operations	$1.11	$0.79	$3.42	$3.14
Income (loss) from discontinued operations	0.01	(0.01)	0.02	0.01
Net Income	$1.12	$0.78	$3.44	$3.15

Diluted earnings per share:
Income from continuing operations	$1.08	$0.77	$3.34	$3.09
Income (loss) from discontinued operations	0.01	(0.01)	0.02	0.01
Net Income	$1.09	$0.76	$3.36	$3.10

Average shares (thousands)
Basic	103,027	106,540	104,672	106,368
Diluted	105,817	108,896	107,249	107,785

Dividends declared per share of common stock	$0.56	$0.48	$2.16	$1.82

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
(Unaudited)	2011	2010
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$65,953	$30,341
Accounts receivable, net	1,339,933	1,283,891
Gas and natural gas liquids in storage	549,915	706,912
Commodity imbalances	63,452	94,854
Energy marketing and risk management assets	40,280	54,691
Other current assets	185,143	149,521
Assets of discontinued operations	74,136	59,525
Total current assets	2,318,812	2,379,735

Property, plant and equipment
Property, plant and equipment	11,177,934	9,853,821
Accumulated depreciation and amortization	2,733,601	2,540,873
Net property, plant and equipment	8,444,333	7,312,948

Investments and other assets
Goodwill and intangible assets	1,014,127	1,022,894
Investments in unconsolidated affiliates	1,223,398	1,188,124
Other assets	695,965	595,474
Total investments and other assets	2,933,490	2,806,492
Total assets	$13,696,635	$12,499,175

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
(Unaudited)	2011	2010
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$364,391	$643,236
Notes payable	841,982	556,855
Accounts payable	1,341,718	1,212,323
Commodity imbalances	202,206	288,494
Energy marketing and risk management liabilities	137,680	22,066
Other current liabilities	345,383	416,248
Liabilities of discontinued operations	12,815	12,209
Total current liabilities	3,246,175	3,151,431

Long-term debt, excluding current maturities	4,529,551	3,686,542

Deferred credits and other liabilities
Deferred income taxes	1,446,591	1,171,997
Other deferred credits	674,586	568,364
Total deferred credits and other liabilities	2,121,177	1,740,361

Commitments and contingencies

Equity
ONEOK shareholders' equity:
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 122,904,924 shares and outstanding
103,254,980 shares at December 31, 2011; issued 122,815,636 shares and
outstanding 106,815,582 shares at December 31, 2010	1,229	1,228
Paid-in capital	1,418,414	1,392,671
Accumulated other comprehensive loss	(206,121)	(108,802)
Retained earnings	1,960,374	1,826,800
Treasury stock, at cost: 19,649,944 shares at December 31, 2011 and
16,000,054 shares at December 31, 2010	(935,323)	(663,274)
Total ONEOK shareholders' equity	2,238,573	2,448,623

Noncontrolling interests in consolidated subsidiaries	1,561,159	1,472,218

Total equity	3,799,732	3,920,841
Total liabilities and equity	$13,696,635	$12,499,175

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(Unaudited)	2011	2010
	(Thousands of dollars)
Operating Activities
Net income	$759,744	$541,330
Depreciation and amortization	312,288	307,317
Allowance for equity funds used during construction	(2,335)	(1,018)
Loss (gain) on sale of assets	963	(18,619)
Equity earnings from investments	(127,246)	(101,880)
Distributions received from unconsolidated affiliates	132,741	96,958
Deferred income taxes	256,688	142,303
Share-based compensation expense	66,371	24,372
Other	(1,471)	4,153
Changes in assets and liabilities:
Accounts receivable	(55,861)	92,469
Gas and natural gas liquids in storage	65,845	(164,722)
Accounts payable	102,621	(43,883)
Commodity imbalances, net	(54,886)	(15,316)
Energy marketing and risk management assets and liabilities	(31,999)	112,827
Fair value of firm commitments	(22,252)	(105,084)
Pension and postretirement benefits	(29,863)	(68,719)
Other assets and liabilities	(11,376)	31,554
Cash provided by operating activities	1,359,972	834,042

Investing Activities
Capital expenditures (less allowance for equity funds used during construction)	(1,336,067)	(582,748)
Contributions to unconsolidated affiliates	(64,491)	(1,331)
Distributions received from unconsolidated affiliates	23,644	17,847
Proceeds from sale of assets	1,288	428,908
Other	4,000	2,968
Cash used in investing activities	(1,371,626)	(134,356)

Financing Activities
Borrowing (repayment) of notes payable, net	285,127	(325,015)
Repayment of notes payable with maturities over 90 days	-	-
Issuance of debt, net of discounts	1,295,450	-
Long-term debt financing costs	(10,986)	-
Payment of debt	(727,562)	(262,715)
Repurchase of common stock	(300,108)	(7)
Issuance of common stock	17,906	20,912
Issuance of common units, net of discounts	-	322,701
Dividends paid	(227,020)	(193,542)
Distributions to noncontrolling interests	(277,375)	(260,385)
Cash provided by (used in) financing activities	55,432	(698,051)
Change in cash and cash equivalents	43,778	1,635
Change in cash and cash equivalents included in discontinued operations	(8,166)	(2,211)
Change in cash and cash equivalents from continuing operations	35,612	(576)
Cash and cash equivalents at beginning of period	30,341	30,917
Cash and cash equivalents at end of period	$65,953	$30,341

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2011	2010	2011	2010
	(Millions of dollars, except as noted)
ONEOK Partners
Net margin	$494.3	$309.6	$1,577.4	$1,144.9
Operating costs	$130.7	$111.4	$459.4	$403.5
Depreciation and amortization	$45.9	$42.0	$177.5	$173.7
Operating income	$317.5	$159.7	$939.5	$586.3
Capital expenditures	$401.0	$149.9	$1,063.4	$352.7
Natural gas gathering and processing business (a)
Natural gas gathered (BBtu/d)	1,057	1,042	1,030	1,067
Natural gas processed (BBtu/d) (b)	758	673	713	674
NGL sales (MBbl/d)	51	46	48	44
Residue gas sales (BBtu/d)	345	285	317	286
Realized composite NGL net sales price ($/gallon) (c)	$1.06	$1.01	$1.08	$0.94
Realized condensate net sales price ($/Bbl) (c)	$85.39	$64.34	$82.56	$63.81
Realized residue gas net sales price ($/MMBtu) (c)	$5.08	$6.01	$5.47	$5.58
Realized gross processing spread ($/MMBtu) (c)	$7.79	$7.71	$8.17	$6.41
Natural gas pipelines business (a)
Natural gas transportation capacity contracted (MDth/d)	5,433	5,621	5,373	5,616
Transportation capacity subscribed	84%	87%	83%	87%
Average natural gas price
Mid-Continent region ($/MMBtu)	$3.20	$3.62	$3.88	$4.17
Natural gas liquids business
NGL sales (MBbl/d)	543	499	497	457
NGLs fractionated (MBbl/d) (d)	583	530	537	512
NGLs transported-gathering lines (MBbl/d) (a) (e)	473	403	436	440
NGLs transported-distribution lines (MBbl/d) (a)	512	467	473	468
Conway-to-Mont Belvieu OPIS average price differential
Ethane ($/gallon)	$0.49	$0.08	$0.28	$0.10
(a) - For consolidated entities only.
(b) - Includes volumes processed at company-owned and third-party facilities.
(c) - Presented net of the impact of hedging activities and includes equity volumes only.
(d) - Includes volumes fractionated from company-owned and third-party facilities.
(e) - Year end 2010 volume information includes 62 MBbl/d related to Overland Pass Pipeline Company, which was deconsolidated in September 2010.
Natural Gas Distribution
Net margin	$203.6	$204.5	$751.8	$754.9
Operating costs	$117.5	$108.4	$422.0	$398.8
Depreciation and amortization	$31.6	$34.0	$132.2	$131.0
Operating income	$54.5	$62.0	$197.6	$225.1
Capital expenditures	$66.1	$69.9	$242.6	$215.6
Natural gas volumes (Bcf)
Natural gas sales	52.0	53.5	156.4	169.7
Transportation	50.5	52.6	203.7	205.7
Natural gas margins
Net margin on natural gas sales	$170.3	$171.1	$623.0	$624.9
Transportation margin	$23.6	$24.4	$90.9	$91.5
Energy Services
Net margin	$0.6	$27.4	$48.7	$159.7
Operating costs	$6.0	$7.4	$24.5	$28.4
Depreciation and amortization	$0.1	$0.2	$0.4	$0.6
Operating income (loss)	$(5.5)	$19.8	$23.8	$130.7
Natural gas marketed (Bcf)	206	226	845	919
Natural gas gross margin ($/Mcf)	$0.01	$0.12	$0.06	$0.18
Physically settled volumes (Bcf)	429	460	1,724	1,874
  -more-

ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended December 31, 2011
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$317	$-	$317
Natural Gas Distribution	54	-	-	54
Energy Services	(5)	-	-	(5)
Other	(1)	-	-	(1)
Operating income	48	317	-	365
Equity in earnings of ONEOK Partners	149	-	(149)	-
Other income (expense)	1	37	-	38
Interest expense	(16)	(52)	-	(68)
Income taxes	(68)	(3)	-	(71)
Income from continuing operations	114	299	(149)	264
Income (loss) from discontinued operations, net of tax	1	-	-	1
Net Income	115	299	(149)	265
Less: Net income attributable to noncontrolling interests	-	-	150	150
Net income attributable to ONEOK	$115	$299	$(299)	$115

	Year Ended December 31, 2011
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$940	$-	$940
Natural Gas Distribution	198	-	-	198
Energy Services	24	-	-	24
Other	(3)	-	-	(3)
Operating income	219	940	-	1,159
Equity in earnings of ONEOK Partners	432	-	(432)	-
Other income (expense)	(5)	127	-	122
Interest expense	(74)	(223)	-	(297)
Income taxes	(213)	(13)	-	(226)
Income from continuing operations	359	831	(432)	758
Income (loss) from discontinued operations, net of tax	2	-	-	2
Net Income	361	831	(432)	760
Less: Net income attributable to noncontrolling interests	-	1	398	399
Net income attributable to ONEOK	$361	$830	$(830)	$361

-more-

ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended December 31, 2010
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$160	$-	$160
Natural Gas Distribution	62	-	-	62
Energy Services	20	-	-	20
Other	-	-	-	-
Operating income	82	160	-	242
Equity in earnings of ONEOK Partners	78	-	(78)	-
Other income (expense)	(2)	34	-	32
Interest expense	(21)	(48)	-	(69)
Income taxes	(53)	(3)	-	(56)
Income from continuing operations	84	143	(78)	149
Income (loss) from discontinued operations, net of tax	(1)	-	-	(1)
Net Income	83	143	(78)	148
Less: Net income attributable to noncontrolling interests	-	-	65	65
Net income attributable to ONEOK	$83	$143	$(143)	$83

	Year Ended December 31, 2010
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$586	$-	$586
Natural Gas Distribution	225	-	-	225
Energy Services	131	-	-	131
Other	1	-	-	1
Operating income	357	586	-	943
Equity in earnings of ONEOK Partners	267	-	(267)	-
Other income (expense)	(3)	106	-	103
Interest expense	(88)	(204)	-	(292)
Income taxes	(199)	(15)	-	(214)
Income from continuing operations	334	473	(267)	540
Income (loss) from discontinued operations, net of tax	1	-	-	1
Net Income	335	473	(267)	541
Less: Net income attributable to noncontrolling interests	-	-	206	206
Net income attributable to ONEOK	$335	$473	$(473)	$335

-more-

ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

ONEOK, Inc. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

Year Ended
(Unaudited)	December 31, 2011
(Millions of dollars)
Net income	$759.7
Net income attributable to noncontrolling interests	(399.2)
Equity in earnings of ONEOK Partners	(431.7)
Distributions received from ONEOK Partners	332.7
Depreciation and amortization	134.6
Deferred income taxes, net of taxes receivable	252.3
Other	65.0
Cash flow, before changes in working capital	$713.4

-more-

ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

ONEOK, Inc. and Subsidiaries				Exhibit A
EARNINGS GUIDANCE*

	Updated	Previous
	2012	2012		2011
	Guidance	Guidance	Change	Actual

(Millions of dollars)
Operating income
ONEOK Partners	$910	$833	$77	$940
Distribution	223	226	(3)	198
Energy Services	-	40	(40)	24
Other	(1)	(1)	-	(3)
Operating income	1,132	1,098	34	1,159
Equity earnings from investments	127	127	-	127
Other income (expense)	16	23	(7)	(5)
Interest expense	(305)	(303)	(2)	(297)
Income before income taxes	970	945	25	984
Income taxes	(242)	(245)	3	(226)
Income from continuing operations	728	700	28	758
Income from discontinued operations, net of tax	12	-	12	2
Net income	740	700	40	760
Less: Net income attributable to noncontrolling interests	355	322	33	399
Net income attributable to ONEOK	$385	$378	$7	$361

Capital expenditures
ONEOK Partners	$1,969	$1,882	$87	$1,063
Distribution	270	270	-	243
Other	32	36	(4)	30
Total capital expenditures	$2,271	$2,188	$83	$1,336

*Amounts shown are midpoints of ranges provided.

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

ONEOK, Inc. and Subsidiaries				Exhibit B
EARNINGS GUIDANCE*

	Updated	Previous
	2012	2012		2011
	Guidance	Guidance	Change	Actual

(Thousands of dollars, except Bcf and MMBtu/d amounts )
Energy Services Financial Profile
Premium service fees	$59,500	$59,500	$-	$53,003
Average storage capacity** (Bcf)	74.1	74.1	-	74.1
Assumed winter/summer spread*** – NYMEX ($/MMBtu)	$0.99	$1.22	$(0.23)	$1.06
Storage costs (lease, variable, hedging and other) ($/MMBtu)	$1.23	$1.25	$(0.02)	$1.18
Net storage margin ($/MMBtu)	$(0.24)	$(0.03)	$(0.21)	$(0.12)
Net storage margin	$(17,740)	$(2,371)	$(15,369)	$(9,053)
Long-term transportation capacity (Bcf/d)	1.1	1.1	-	1.1
Transportation gross margin ($/MMBtu)	$0.09	$0.14	$(0.05)	$0.13
Transportation costs ($/MMBtu)	$0.18	$0.18	$-	$0.18
Transportation net margin ($/MMBtu)	$(0.09)	$(0.04)	$(0.05)	$(0.05)
Net transportation margin	$(35,760)	$(18,129)	$(17,631)	$(18,885)
Optimization	$20,000	$27,000	$(7,000)	$21,748
Financial trading	$-	$-	$-	$1,928
Wholesale margin – subtotal	$26,000	$66,000	$(40,000)	$48,741
Wholesale general and administrative expense	$26,000	$26,000	$-	$24,972
Total Operating Income	$-	$40,000	$(40,000)	$23,769

*Amounts shown are midpoints of ranges provided.
**Annual average of 74.1 Bcf in contracted capacity reduced to 65 Bcf by year end
*** Includes the winter/summer spread and capacity management

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ONEOK Announces Higher Fourth-quarter 2011 and Higher Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

ONEOK, Inc. and Subsidiaries				Exhibit C
EARNINGS GUIDANCE *

	Updated	Previous
	2012	2012		2011
	Guidance	Guidance	Change	Actual

(Millions of dollars)
ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital
Net income	$740	$700	$40	$760
Net income attributable to noncontrolling interests	(355)	(322)	(33)	(399)
Equity in earnings of ONEOK Partners	(484)	(449)	(35)	(432)
Distributions received from ONEOK Partners	432	423	9	333
Depreciation and amortization	134	134	-	135
Deferred income taxes, net of taxes receivable	234	232	2	252
Other	39	28	11	64
Cash flow, before changes in working capital	$740	$746	$(6)	$713

*Amounts shown are midpoints of ranges provided.